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                                                Cephalon, Inc.
                                                145 Brandywine Parkway
                                                West Chester, PA 19380-4245
                                                (610) 344-0200
                                                Fax (610) 344-0065


Contact: Jason Rubin
(610) 344-0200

FOR IMMEDIATE RELEASE

               Cephalon Announces Plan to Purchase Call Options

      West Chester, PA -- April 9, 1997 -- Cephalon, Inc. (NASDAQ: CEPH) announced today that it has entered into an arrangement with a financial institution under which Cephalon intends to purchase call options representing the right to acquire up to 2.5 million shares of its own common stock. The purpose of acquiring call options is to allow Cephalon to benefit, subject to the terms of the call options, from any appreciation in the market value of its common stock by receiving in cash any excess of the fair market value of the stock over the strike price of the call options.

      Any call options to be purchased by the company would be acquired from the institution in one or more transactions, with the number of options and their purchase price, strike price, appreciation cap and other specific terms of the call options to be agreed upon at the time of each purchase. The options are expected to have a term of six months.

      The purchase price for the call options would be paid by issuance of up to 500,000 new shares of the company's common stock, subject to the effectiveness of a registration statement which Cephalon has filed with the Securities and Exchange Commission. The institution selling call options may engage in transactions, including market purchases and sales of Cephalon's common stock, to offset its risk related to the options.

      Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological disorders. The company is developing products for the treatment of ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease and stroke, and currently copromotes two products in the United States for the treatment of neurological conditions.
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      This news release may contain forward-looking statements that involve risks and uncertainties. A full discussion of Cephalon's operations and financial condition, including factors that may affect the company's business and future prospects, is contained in documents the company files with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the company's actual performance to differ from current expectations.

      A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE A SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. A COPY OF THE PROSPECTUS RELATING TO THESE SECURITIES CAN BE OBTAINED FROM CEPHALON CORPORATE COMMUNICATIONS, 145 BRANDYWINE PARKWAY, WEST CHESTER, PA 19380

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